FOR IMMEDIATE RELEASE

Company Contact
Larry Hannappel
(719) 527-8300
lh@cnty.com

CENTURY CASINOS FILES FOR AN EXTENSION OF 10K FILING AND REPORTS YEARLY EARNINGS

COLORADO SPRINGS, Colorado, April 1, 2005 - Century Casinos, Inc. (NASDAQ: CNTY) reported today that net earnings per share for the year ended December 31, 2004 are currently expected to be $0.36, compared to $0.24 for the same period in 2003. The increase in net earnings is primarily due to a recovery of receivables in the Company’s South African subsidiary that were written off in 2002, and a lower effective income tax rate for our international operations.

The Company has filed Form 12b-25, Notification Of Late Filing, with the Securities and Exchange Commission, in order to complete its Form 10-K for December 31, 2004, which was due March 31, 2005. The Company has experienced delays in closing their books and records for the Caledon, South Africa subsidiary due to turnover of key accounting personnel late in 2004. As reported in Century’s Current Report on Form 8-K filed on February 2, 2005, the Company appointed Grant Thornton LLP as the independent auditor of the South African subsidiary. As a result of the delay in closing the accounting books for this subsidiary, we have been unable to provide, on a timely basis, all of the information necessary for the independent auditors to complete the audit of the consolidated financial statements for the year ended December 31, 2004. The Company expects to complete the filing within the 15-day extension period.

About Century Casinos, Inc.:

Century Casinos is an international casino company that owns and operates Womacks Casino and Hotel in Cripple Creek, Colorado; owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa; operates the casinos aboard the ultra-luxury vessels of Silversea Cruises, The World of ResidenSea, and Oceania Cruises; and owns 50% of, and provides technical casino services to the Casino Millennium in the Marriott Hotel in Prague, Czech Republic. The Company continues to pursue other international projects in various stages of development.

The address for the U.S. offices is 1263A Lake Plaza Dr., Colorado Springs, CO 80906. Telephone: (719) 527-8300. Fax: (719) 527-8301. E-Mail: investor@cnty.com. For more information about Century Casinos, please visit the Company’s web site at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Stock Market® under the symbol CNTY.

This release may contain forward-looking statements that involve risks and uncertainties. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive, and governmental factors affecting the company’s operations, markets, services and prices, as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q, and 8-K. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.